Exhibit 99.2

Annual Shareholder’s Meeting
Message from the CEO
Sandro Natale

Introduction & Welcome

Welcome, I want to thank you for being with us today, and (I hope, as investors) for years to come.

Let us begin our annual meeting for our 2004-2005 financial year, which ended on October 31st 2005. Along with Jean Perrotti, our CFO, we will spend the next several minutes reviewing the year and providing you with some insight as to where we are headed in the coming years, within the context of our markets as we currently see them.

Our Customers

As with any successful company, Superclick’s success lies first and foremost in the satisfaction of our clients. That is why we started our first global customer satisfaction survey in 2005, involving a random sample of customers from each of our operations. The results of this satisfaction survey show that 92% of our customers were satisfied. The bulk of this increase was due to increased levels of satisfaction on a help desk level, which continues to make customer care a key selling point.

Our employees are dedicated to making sure that our customers know we will go the extra-mile to meet and exceed their expectations.

I would like to begin by talking about some highlights of 2005/2006:

December 20, 2004 Superclick Next Generation IP Network Extends Guest Services and Drives Revenue at the Intercontinental Buckhead, Atlanta. This property being the flagship hotel of the Intercontinental hotels catapulted Superclick exposure to all the GM of within the IHG family.

January 20, 2005 Superclick Announces Initial OEM Sales into European Market through Locatel, Europe's Leading VOD Integrator

May 2005, Fairmont selects Superclick to replace all their existing HSIA gateways with Superclick. Superclick was selected for our responsiveness to client need and delivery.

May, 2005; Superclick goes through a corporate restructure with myself as the interim CEO and Todd Pitcher as the interim CFO with a new focus on the future and technology development.

August 1, 2005 Leading Mexican IT Services Firm TechniData Selects Superclick's SIMS IP Management Solution

August 3, 2005  Superclick Completes Initial Round of $2,250,000 Private Placement

September 6, 2005  Superclick Continues to Expand Its Market Presence and Growth Strategy with the Acquisition of Hotel Net LLC

September 2005, Superclick appoints Jean Perrotti as Chief Financial Offer. Mr. Perrotti joined Superclick with 20 years of financial experience.

September 30, 2005  Superclick Announces VP of Sales for North America

December 2005, In efforts to reducing operating costs Mr. Perrotti significantly reduced our operational overhead by closing the Atlanta, reducing some management overhead, sales and deployment staff. This was in efforts to strengthen our cash balance without affect quality of service for our clients.

February 2, 2006 Fairmont Hotels & Resorts Selects Superclick to Further Enhance Its Technology Support for Guests by outsourcing their 22,000 rooms to our help desk.

May, 2006 We install our first 5 Star full-service hotel in Mexican. The Nikko Mexico hotel is located in downtown Mexico City home to local government and international delegates.

June, 2006 Intercontinental Hotels selects Superclick as the HSIA and IP Management solution for their soon to open 300$ Million Intercontinental Boston Hotel.

June , 2006 Superclick launches the first generation beta of MDS to 60 hotels. This beta was to collect user traffic and impression count.

July, 2006 Superclick enters into Master License LOI negotiations with one of Europe largest telecom carriers. The tentative LOI is to license and assist in the deployment of SIMS, MDS and M@MA to a foot print of 2200 hotels.

July 2006 Superclick deploys MDS to improve hotel portal exposure, with a success are of 888% increase.

August 2006 Superclick & Technidata are invited to respond to a Telmex RFP. The RFP is to replace their preset HSIA gateway and future hospitality HSIA offering.

Our Corporate Strategy

The Current Marketplace

•	Growth is being constrained by saturation
•	Now a retrofit market

•	Triple-Play still not proven
•	HSIA players are looking for sustainable models

As a result of the challenging market conditions, we have experienced growing pains and have had to adopt our solution and product offering to better meet our customers’ needs and address new opportunities:

•	Our support application - MAMA
•
Retrofitting: With a HSIA wired & wireless market attaining a saturation level of 89% leaves little room for growth. Our present market strategy for our SIMS HSIA gateway is deploying in newly built hotels and replacing competitive gateway provider.

•	MDS (Media Distribution System). We have adjusted our R&D focus on content delivery on SIMS based networks and even to 3rd party (competitive) networks with our Media Distribution System.

I would like to take a moment to walk you all through a presentation of our Media Distribution System that we are rolling out into the market place, and I am confident that you will see the power of the MDS application and a perfect example of how our team at Superclick has evolved our solution to meet the market’s demands:

MDS PRESENTATION

We believe that we are building the right strategy, and that our continued execution will result in long-term success for Superclick and its customers. When we set out on our journey as a business four years ago, we had a vision of where we wanted to go and how we needed to get there. We understood, and understand today, that in order to achieve our goals we would need to be focused, flexible and capable of adopting to meet challenges and address demands in the market place in a real-time basis.

George Bernard Shaw, an Irish playwright, once noted that:

"People are always blaming their circumstances for what they are. I don't believe in circumstances. The people who get on in this world are the people who get up and look for the circumstances they want, and if they can't find them, make them."

As a founder, President and CEO of this company, I am proud to be a member of a team that, continues to create circumstances that we believe will set the stage for Superclick’s success and add value to our shareholders.

I would like to thank our employees for their commitment, you, our shareholders, for your support and our customers for their continued patronage. Thank also for being here with us today.